Exhibit 99.1

Sight Sciences Reports Fourth Quarter and Full Year 2023 Financial Results and

Initiates Full Year 2024 Financial Guidance

MENLO PARK, Calif., March 7, 2024 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) ("Sight Sciences" or the "Company"), an eyecare technology company focused on developing and commercializing innovative, interventional technologies intended to transform care and improve patients' lives, today reported financial results for the fourth quarter and full year ended December 31, 2023, and initiated financial guidance for full year 2024.

Recent Financial Highlights

•
Generated full year 2023 total revenue of $81.1 million, an increase of 14% compared to full year 2022 and generated fourth quarter 2023 total revenue of $18.8 million, a decrease of 9% compared to the same period in the prior year.
•
Reduced fourth quarter 2023 operating expenses to $27.1 million, a reduction of $6.8 million, or 20%, and reduced non-GAAP adjusted operating expenses1,2 to $22.3 million, a reduction of $8.3 million, or 27%, compared to the same period in the prior year.
•
Reduced cash used in 2023 to $46.9 million, reflecting continued operational discipline and an improvement from $75.7 million cash used in 2022. Reduced cash used to $6.4 million in the fourth quarter of 2023 compared to $10.0 million used in the third quarter of 2023, a decrease of 36%, and $14.8 million used in the fourth quarter of 2022, a decrease of 57%.
•
In January 2024, announced the closing of a senior secured credit facility for up to $65.0 million with Hercules Capital, including an initially funded $35.0 million tranche under the facility, strengthening the Company’s balance sheet with improved commercial terms while maintaining current debt outstanding.

Recent Business and Clinical Highlights

•
Maintained Medicare patient access to the OMNI® Surgical System (“OMNI”) and the SION® Surgical Instrument (“SION”) following a comprehensive review and subsequent withdrawal of final local coverage determinations (“LCDs”) by five Medicare Administrative Contractors (“MACs”), resulting in no change to the current Medicare coverage for minimally invasive glaucoma surgery (“MIGS”) procedures.
•
GEMINI 2, a three-year, prospective, multicenter, medication washout clinical trial was published in Clinical Ophthalmology, demonstrating OMNI procedures delivered sustained and significant intraocular pressure (mean of 29% IOP reduction at 36 months) and medication reductions (74% of study patients medication-free at 36 months).
•
SAHARA, a six-month, multicenter, randomized controlled trial was published in Clinical Ophthalmology, demonstrating successful clinical trial results comparing our TearCare® technology to Restasis® for the treatment of Dry Eye Disease, showing interventional eyelid procedures enabled by TearCare technology successfully delivered clinically and statistically significant improvements in every sign and symptom at all measured time points through six months.

Management Commentary

"We are extremely proud of our achievements in 2023 and our team’s remarkable resilience, focus, and determination throughout a challenging LCD process in the back half of the year that ultimately resulted in the LCDs being withdrawn. We added highly experienced medtech growth leadership to our team, restructured our commercial organization for both increased efficiency and effectiveness, and meaningfully reduced our cash burn during a transient period of uncertainty, which I believe will lead to predictable long-term results as we enter our next exciting phase of transformative growth,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences.

“We believe we have multiple catalysts to be excited about in 2024. We plan to expand the library of clinical data demonstrating the differentiated safety and efficacy profiles of our interventional glaucoma and dry eye technologies, make significant progress towards meaningful reimbursement for TearCare, and based on the productive start to the year we expect to return to double-digit revenue growth in the second half of 2024 with our elevated commercial infrastructure and strategy,” continued Mr. Badawi.

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $18.8 million, a decrease of $1.8 million, or 9%, compared to the same period in the prior year. Surgical Glaucoma revenue was $17.2 million, a decrease of 9% compared to the same period in the prior year. While customer retention was solid, the uncertainty resulting from the LCDs, which have now been withdrawn, was the primary driver of lower utilization and new account additions in the fourth quarter of 2023 versus the same period in the prior year. Dry Eye revenue was $1.6 million, a decrease of 11% from the same period in the prior year. The decline was primarily due to the evolution of the Company’s commercialization strategy for its Dry Eye segment, which emphasizes driving higher utilization within existing accounts to cultivate long-term recurring revenue, and the reduced sales infrastructure implemented as a result of the Company’s reorganization and cost-reduction measures taken in October 2023.

Gross profit for the fourth quarter of 2023 was $16.0 million compared to $16.9 million in the same period in the prior year. Gross margin for the fourth quarter of 2023 was 85%, compared to 82% in the same period in the prior year. The increase in gross margin was primarily driven by a prior year inventory charge for legacy components in the Company’s Surgical Glaucoma segment and continued manufacturing efficiencies compared to the prior year, partially offset by product sales mix. Surgical Glaucoma gross margin in the fourth quarter of 2023 increased to 88%, compared to 84% in the same period in the prior year, primarily driven by the prior year inventory charge described above and manufacturing efficiencies compared to the prior year, partially offset by production variances and lower ASPs due to product sales mix. Dry Eye gross margin in the fourth quarter of 2023 declined to 53%, compared to 59% in the same period in the prior year, primarily due to inventory reserve charges in the current period, partially offset by manufacturing efficiencies compared to the prior year.

Total operating expenses were $27.1 million in the fourth quarter of 2023 representing a 20% decrease compared to $33.9 million in the same period in the prior year, which reflects reduced research and development operating expenses and selling, general, and administrative operating expenses in the comparative periods, and improved operating expense leverage. Research and development expenses were $3.4 million in the fourth quarter of 2023 compared to $5.2 million in the same period in the prior year, representing a 35% decrease in the comparative periods. Selling, general, and administrative expenses were $23.7 million in the fourth quarter of 2023, compared to $28.7 million in the same period in the prior year, representing an 18% decrease in the comparative periods. Adjusted operating expenses1,2 were $22.3 million in the fourth quarter of 2023, down from $30.6 million in the same period in the prior year.

Net loss was $10.7 million ($0.22 per share) in the fourth quarter of 2023, compared to $16.9 million ($0.35 per share) in the same period in the prior year.

Cash and cash equivalents totaled $138.1 million and total long-term debt was $35.0 million (before debt discount and amortized debt issuance costs) as of December 31, 2023, compared to $144.5 million and $35.0 million respectively as of September 30, 2023. Cash used in the quarter totaled $6.4 million, reflecting continued operational discipline and a sequential improvement from $10.0 million cash used in the third quarter of 2023 and a decrease versus the comparative period in the prior year where cash used in the fourth quarter of 2022 was $14.8 million.

Full Year 2023 Financial Results

Revenue for full year 2023 was $81.1 million, an increase of $9.7 million, or 14%, compared to full year 2022. Surgical Glaucoma revenue was $74.3 million, an increase of 13% compared to the prior year, and Dry Eye revenue was $6.7 million, an increase of 18% compared to the prior year.

Gross profit for full year 2023 was $69.2 million, compared to $59.0 million in 2022. Gross margin for the full year 2023 was 85%, compared to 83% in the prior year. Gross margin improvement was primarily attributable to manufacturing cost reductions and higher production volumes covering largely fixed allocated manufacturing overhead.

Total operating expenses were $126.4 million in 2023, representing a 12% decrease compared to $142.9 million in 2022, reflecting reduced research and development operating expenses and selling, general, and administrative operating expenses in the comparative periods, and improved operating expense leverage. Adjusted operating expenses1,2 were $110.3 million for full year 2023, down from $128.5 million in the prior year.

Net loss was $55.5 million ($1.14 per share) for full year 2023, as compared to $86.2 million ($1.80 per share) in 2022.

Cash and cash equivalents totaled $138.1 million and total long-term debt was $35.0 million (before debt discount and amortized debt issuance costs) as of December 31, 2023, compared to $185.0 million and $35.0 million as of December 31, 2022. Cash used in full year 2023 totaled $46.9 million, reflecting continued operational discipline and an improvement from $75.7 million cash used in 2022.

Subsequent to year end, the Company announced the closing of a new senior secured credit facility of up to $65.0 million. The Company drew an initial $35.0 million from the facility to refinance its existing senior credit facility while maintaining its current debt outstanding. The new facility provides the Company the ability to draw up to an additional $30.0 million, subject to the satisfaction of certain conditions.

2024 Financial Guidance

Sight Sciences projects revenue for full year 2024 to range from approximately $81.0 million to $85.0 million, representing a range of 0% to 5% growth compared to 2023. The Company expects double-digit revenue growth in the second half of 2024 versus the comparable periods in the prior year as it regains commercial momentum and expands utilization and its customer base.

The Company expects full year 2024 adjusted operating expenses1,3 of approximately $107.0 million to $110.0 million, representing a range of 0% to 3% decline compared to 2023, with higher first quarter adjusted operating expenses expected primarily due to higher legal expenses for pending litigation.

The Company's full year 2024 financial guidance is forward-looking in nature, reflecting our expectations as of March 7, 2024, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include, but are not limited to: changes in the reimbursement environment, including coverage decisions and reimbursement rates; the outcome of clinical trials; the outcome of legal proceedings or regulatory matters; changes in economic conditions, including discretionary spending and inflationary pressures; and supply chain disruptions, constraints and related expenses.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with the generally accepted accounting principles in the United States (“GAAP,” and such measure, a “non-GAAP financial measure”), and is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, and restructuring costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided in the table titled "GAAP to Non-GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call

Sight Sciences' management team will host a conference call today, March 7, 2024, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients' lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world's most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company's OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and the cutting of trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world's leading cause of irreversible blindness. The Company's TearCare System technology is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (“MGD”) when used in conjunction with manual expression of the meibomian glands, enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. The Company's SION® Surgical Instrument is a manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork.

For more information, visit http://www.sightsciences.com.

Sight Sciences and TearCare are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

Restasis is a registered trademark of Allergan, an AbbVie company.

© 2024 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning our ability to achieve or maintain coverage for our products; our ability to leverage clinical evidence to maintain and expand patient access to and utilization of our technologies; our belief that we are well-positioned to drive long-term growth in our segments; our ability to continue reducing our cash burn and improve our operational efficiencies to expand our operating leverage over future periods; our ability to capture the benefits from our commercial reorganization; our access to and use of our senior secured credit facility; and our projected 2024 revenue and adjusted operating expenses guidance.. These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$138,129	$185,000
Accounts receivable, net of allowance for credit losses of $1,186 and $1,024 at December 31, 2023 and 2022, respectively	14,289	15,148
Inventory, net	7,849	6,114
Prepaid expenses and other current assets	2,604	3,415
Total current assets	162,871	209,677
Property and equipment, net	1,640	1,571
Operating lease right-of-use assets	1,458	1,614
Other noncurrent assets	682	211
Total assets	$166,651	$213,073
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,731	$2,688
Accrued compensation	4,528	7,352
Accrued and other current liabilities	3,774	7,777
Current portion - long-term debt, net	2,219	—
Total current liabilities	12,252	17,817
Long-term debt, net of current portion	31,708	33,313
Other noncurrent liabilities	2,476	1,867
Total liabilities	46,436	52,997
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 49,131,363 and 48,298,138 shares issued and outstanding as of December 31, 2023 and 2022, respectively	49	48
Additional paid-in-capital	414,956	399,271
Accumulated deficit	(294,790)	(239,243)
Total stockholders’ equity	120,215	160,076
Total liabilities and stockholders’ equity	$166,651	$213,073

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue	$18,751	$20,543	$81,056	$71,331
Cost of goods sold	2,776	3,665	11,881	12,361
Gross profit	15,975	16,878	69,175	58,970
Operating expenses:
Research and development	3,427	5,233	17,556	22,859
Selling, general and administrative	23,658	28,698	108,893	120,065
Total operating expenses	27,085	33,931	126,449	142,924
Loss from operations	(11,110)	(17,053)	(57,274)	(83,954)
Interest expense	(1,351)	(1,223)	(5,408)	(4,466)
Other income (expense), net	1,780	1,379	7,245	2,225
Loss before income taxes	(10,681)	(16,897)	(55,437)	(86,195)
Provision for income taxes	10	10	110	47
Net loss and comprehensive loss	$(10,691)	$(16,907)	$(55,547)	$(86,242)
Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.35)	$(1.14)	$(1.80)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	48,897,261	48,205,775	48,628,940	47,849,058

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue
Surgical Glaucoma	$17,152	$18,752	$74,310	$65,594
Dry Eye	1,599	1,791	6,746	5,737
Total	18,751	20,543	81,056	71,331
Cost of goods sold
Surgical Glaucoma	2,022	2,923	8,830	8,295
Dry Eye	754	742	3,051	4,066
Total	2,776	3,665	11,881	12,361
Gross profit
Surgical Glaucoma	15,130	15,829	65,480	57,299
Dry Eye	845	1,049	3,695	1,671
Total	15,975	16,878	69,175	58,970
Gross margin
Surgical Glaucoma	88.2%	84.4%	88.1%	87.4%
Dry Eye	52.8%	58.6%	54.8%	29.1%
Total	85.2%	82.2%	85.3%	82.7%

SIGHT SCIENCES, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Operating expenses:
Total Operating expenses	$27,085	$33,931	$126,449	$142,924
Less: Stock-based compensation	(3,378)	(3,184)	(14,293)	(12,796)
Less: Depreciation & amortization	(190)	(153)	(645)	(710)
Less: Restructuring costs	(1,187)	—	(1,187)	(939)
Adjusted Operating Expenses(4)	22,330	30,594	110,324	128,479

4 Please see section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended December 31,
	2023	2022
Surgical Glaucoma active customers (5)	1,064	1,011
Dry Eye lid treatment units sold (6)	5,207	5,088
Dry Eye active customers (7)	327	273

5 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended December 31, 2023 and 2022.

6 “Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended December 31, 2023 and 2022.

7 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended December 31, 2023 and 2022.